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                                                                    EXHIBIT 99.1

MORRISON KNUDSEN CORPORATION                                        NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone: (208)386-6611
Fax: (208) 386-5065

                               For Further Information Contact: Brent D. Brandon
                                         Vice President Corporate Communications
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FOR RELEASE:                      June 25, 1996

           MORRISON KNUDSEN CORPORATION, A DELAWARE HOLDING COMPANY,
                          FILES PLAN OF REORGANIZATION
                    OPERATIONS TO CONTINUE BUSINESS AS USUAL

     Boise -- Morrison Knudsen Corporation, a Delaware holding company, announced today that as planned, the company has filed its plan of reorganization under Chapter 11 in the United States Bankruptcy Court for the District of Delaware. The plan of reorganization pertains only to the corporate parent company and does not involve MK's operating companies, Morrison Knudsen Corporation of Ohio and National Projects, Inc., or any of their engineering, construction, environmental and mining subsidiaries. MK's plan of reorganization was approved by MK's secured creditors and provides for, among other things, the merger of Morrison Knudsen with Washington Construction Group, Inc. and an exchange of MK's existing secured debt for new equity in the combined company.
     "Our prepackaged reorganization provides an excellent vehicle for relieving the parent corporation of its debt and enabling our operations, which are strong and healthy, to be even more competitive in the marketplace," said Robert A. Tinstman, MK's President and Chief Executive Officer. "The financial restructuring at the corporate parent level does not involve our operating companies. With strong core operations and a $60 million working capital facility in place, MK will continue to honor all contract commitments and obligations to clients, joint venture partners, subcontractors and suppliers and pay employees on time and in full."

     Morrison Knudsen of Delaware filed its voluntary petition for reorganization in Wilmington, Delaware and received approval of first day motions which ensure that the company can continue in the ordinary course of business. The corporation's plan of reorganization is expected to be consummated by September 30, 1996, subject to possible modification and the satisfaction of certain conditions, and would result in an essentially debt-free company with a strong balance sheet and substantial bonding capacity.
     Morrison Knudsen's operating groups serve the world's environmental, heavy civil, industrial, mining, operations & maintenance, power, process and transportation markets as an engineer and constructor.

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